Exhibit 99.1

Contact:
Meredith Bandy	980.999.5168

Albemarle Reports First Quarter Results

CHARLOTTE, N.C. - May 6, 2020 - Albemarle Corporation (NYSE: ALB) today announced its results for the first quarter ended March 31, 2020.

First Quarter 2020 Highlights
(Unless otherwise stated, all percent changes are based on year-over-year comparisons)
•Net sales of $739 million; Net income of $107 million, or $1.01 per diluted share; Adjusted diluted EPS of $1.00
•Adjusted EBITDA of $196 million decreased by ~13% year-over-year, but above previously communicated guidance
•Taking action to bolster our balance sheet to enhance financial flexibility; drew $250 million on our revolver, repaid other short-term debt
•Accelerating our $100 million cost savings initiative; we now expect to realize between $50 and $70 million of these savings in 2020
•Implementing short-term cash management actions to save between $25 and $40 million per quarter; reducing 2020 capital spending by about $150 million from plan
•As previously announced, J. Kent Masters was named Chairman, President and CEO of Albemarle effective April 20; separately, in March, Meredith Bandy joined Albemarle to oversee Investor Relations and Sustainability

“Despite challenges related to COVID-19, our business performed safely and on plan during the first quarter of 2020. The economic impact of the global pandemic remains unclear, but we remain focused on what is within our control. That means ensuring that our employees are safe and healthy, and have the tools they need to perform; staying connected to our customers and suppliers; monitoring our cash management daily and taking action where appropriate; and accelerating our $100 million cost reduction program,” said Kent Masters, Albemarle CEO. “I’d like to thank the entire Albemarle team for working diligently during these uncertain times to ensure we are able to meet our customers’ needs and fulfill our obligations to our stakeholders. We remain confident in our strategy and will alter our execution of that strategy based on near-term conditions to position Albemarle for future success.”

Outlook

We are withdrawing full-year 2020 outlook given the uncertainty around the duration and economic impact of the pandemic. We intend to reintroduce our full-year outlook as the situation allows. In an effort to help investors better understand our business, we are temporarily introducing a quarterly outlook. Albemarle anticipates that its Q2 2020 performance will be lower year-over-year based on reduced global economic activity due to the global pandemic.

Q2 2020 Outlook
Net sales	$700 - $775 million
Adjusted EBITDA	$140 - $190 million

COVID-19 Response

Albemarle’s cross-functional Global Response Team meets regularly to assess the situation and take necessary actions to address employee health and safety and operational challenges. We have implemented protocols including restricting travel, work-from-home for non-essential personnel, and shift adjustments, increased hygiene and social distancing for the essential workers at our plants. We have also increased communications with our employees, customers and suppliers to ensure we can meet our commitments safely and efficiently. Finally, we are supporting our communities through monetary and in-kind donations.

First Quarter Results

In millions, except per share amounts	Q1 2020	Q1 2019	$ Change	% Change
Net sales	$738.8	$832.1	$(93.2)	(11.2)%
Net income attributable to Albemarle Corporation	$107.2	$133.6	$(26.4)	(19.7)%
Adjusted EBITDA(a)	$196.4	$225.9	$(29.5)	(13.1)%
Diluted earnings per share	$1.01	$1.26	$(0.25)	(19.8)%
Non-operating pension and OPEB items(a)	(0.02)	(0.01)
Non-recurring and other unusual items(a)	0.01	(0.02)
Adjusted diluted earnings per share(b)	$1.00	$1.23	$(0.23)	(18.7)%

(a) See Non-GAAP Reconciliations for further details.
(b) Totals may not add due to rounding.

Net sales of $738.8 million decreased by $93.2 million compared to the prior year quarter, primarily driven by the Lithium and Catalysts business segments as discussed below.

Adjusted EBITDA of $196.4 million decreased by $29.5 million from the prior year quarter as lower cost of goods sold partially offset lower net sales. Similarly, net income attributable to Albemarle of $107.2 million decreased by $26.4 million from the prior year. Corporate costs including SG&A, R&D, and interest and financing expenses were broadly in line with the prior year period.

The effective income tax rate for the first quarter of 2020 was 16.0% compared to 24.4% in the same period in 2019, the difference being largely due to a change in the geographic mix of earnings. On an adjusted basis, the effective income tax rates were 16.7% and 22.5% for the first quarter of 2020 and 2019, respectively.

Business Segment Results

Lithium

In millions	Q1 2020	Q1 2019	$ Change	% Change
Net Sales	$236.8	$291.9	$(55.1)	(18.9)%
Adjusted EBITDA	$78.6	$115.6	$(37.0)	(32.0)%

Lithium net sales of $236.8 million declined $55.1 million driven by lower pricing and volume. Lower contract pricing reflects 2020 price adjustments that were agreed to in late 2019. As expected, customers reduced Q1 2020 volumes as they worked off excess inventory purchased in Q4 2019. Adjusted EBITDA of $78.6 million declined by $37.0 million as product and customer mix and cost savings helped offset reduced net sales.

Current Trends: Our lithium plants in Chengdu and Xinyu operated at reduced rates in early 2020 due to operating restrictions related to COVID-19. Those facilities are now operating at plan. To date, we have experienced minimal order reductions. However, customer closures and order cancellations are likely to affect specialty and technical grade products in Q2 2020. We continue to see solid battery grade orders in Q2 2020 as battery manufacturers catch up on backlog orders placed prior to COVID-19. Therefore, the impact of recent automotive OEM shutdowns is expected to be delayed into H2 2020.

Bromine Specialties

In millions	Q1 2020	Q1 2019	$ Change	% Change
Net Sales	$231.6	$249.1	$(17.5)	(7.0)%
Adjusted EBITDA	$83.3	$78.6	$4.7	5.9%

Bromine net sales of $231.6 million declined $17.5 million. Lower volumes due to logistics challenges were partially offset by higher average selling prices. Adjusted EBITDA of $83.3 million was up slightly as cost savings initiatives and reduced minority interest expense offset lower net sales.

Current Trends: To date, Bromine demand has remained relatively strong; however, future demand is likely to be impacted by recent COVID-19 shut-downs. Due to our position in the supply chain most of the impact is expected to be delayed into H2 2020, and to rebound relatively quickly when economic activity returns to more normal levels.

Catalysts

In millions	Q1 2020	Q1 2019	$ Change	% Change
Net Sales	$207.2	$251.6	$(44.4)	(17.7)%
Adjusted EBITDA	$47.5	$60.1	$(12.6)	(21.0)%

Catalysts net sales of $207.2 million declined $44.4 million due primarily to lower volumes. Fluid Catalytic Cracking (FCC) volume was down primarily from lower transportation fuel consumption as a result of stay-at-home orders and travel restrictions. Logistics challenges also impacted catalysts volumes. Adjusted EBITDA of $47.5 million declined $12.6 million as reduced raw materials costs and better product mix partially offset reduced net sales.

Current Trends: Reduced transportation fuel consumption is expected to worsen into Q2 2020, putting further downward pressure on FCC volumes. To date, the Clean Fuel Technology (Hydroprocessing Catalysts or HPC) business has been relatively unaffected; however, based on previous economic downturns, we would expect HPC to be negatively impacted in H2 2020 as refiners defer spending into 2021.

All Other

In millions	Q1 2020	Q1 2019	$ Change	% Change
Net Sales	$63.2	$39.5	$23.8	60.2%
Adjusted EBITDA	$22.8	$7.2	$15.6	215.1%

Other operations represents our Fine Chemistry Services (FCS) business. FCS net sales of $63.2 million increased $23.8 million and adjusted EBITDA of $22.8 million increased $15.6 million. The FCS business tends to be contract driven. Recent contracts include life sciences products which are typically anti-cyclical.

Balance Sheet and Liquidity

As of March 31, 2020, Albemarle had estimated liquidity of $1.7 billion including $553 million of cash and equivalents, $715 million remaining under our $1 billion revolver, $200 million available under our delayed draw term loan, and $190 million on other available credit lines. Total debt was $3.1 billion, representing net debt to adjusted EBITDA of approximately 2.7x. Current leverage is below the level required under debt covenants; however, we are in the process of negotiating a covenant waiver to ensure on-going financial flexibility.

Cash Flow and Capital Deployment

First quarter cash from operations of $155.1 million increased $100.1 million versus the prior year as working capital reductions more than offset lower earnings. Capital expenditures of $214.5 million were in-line with the prior year as progress continued on our Lithium expansion projects.

We have evaluated our capital allocation priorities under a variety of economic scenarios. Our immediate capital allocation priorities are to maintain our investment grade rating and our quarterly dividend.

In order to preserve cash and align with the current economic environment, we are accelerating our previously announced cost savings initiatives, implementing short-term cash management tactics and delaying capital expenditures. We now anticipate realizing $50 to $70 million of sustainable cost savings in 2020, up from $50 million previously. We also expect full-year capital spending to be approximately $850 to $950 million, down about $150 million from previous plan. Short term cash management actions include hiring limits, inventory reductions, and executive salary cuts.

In February, the board declared a quarterly dividend of $0.385 per share, an increase of approximately 5% over the previous quarterly dividend. 2020 is expected to be our 26th consecutive year of dividend increase and the company remains committed to shareholder returns.

Our share repurchase authorization remains in place; however, there are no near-term plans to execute share buybacks. Divestiture activity has been temporarily slowed as travel restrictions are delaying due diligence processes.

Earnings Call

Date:	Thursday, May 7, 2020
Time:	9:00 AM Eastern time
Dial-in (U.S.):	844-347-1034
Dial-in (International):	209-905-5910
Passcode:	2377882

The Company’s earnings presentation and supporting material are available on Albemarle’s website at https://investors.albemarle.com.

About Albemarle

Albemarle Corporation (NYSE: ALB), headquartered in Charlotte, N.C., is a global specialty chemicals company with leading positions in lithium, bromine and refining catalysts. We power the potential of companies in many of the world’s largest and most critical industries, from energy and communications to transportation and electronics. Working side-by-side with our customers, we develop value-added, customized solutions that make them more competitive. Our solutions combine the finest technology and ingredients with the knowledge and know-how of our highly experienced and talented team of operators, scientists and engineers.

Discovering and implementing new and better performance-based sustainable solutions is what motivates all of us. We think beyond business-as-usual to drive innovations that create lasting value. Albemarle employs approximately 6,000 people and serves customers in approximately 75 countries. We regularly post information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, SEC filings and other information regarding our company, its businesses and the markets it serves.

Forward-Looking Statements

Some of the information presented in this press release, the conference call and discussions that follow, including, without limitation, information related to product development, production capacity, committed volumes, market trends, pricing, expected growth, earnings and demand for our products, input costs, surcharges, tax rates, stock repurchases, dividends, cash flow generation, costs and cost synergies, capital projects, economic trends, outlook and all other information relating to matters that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from the views expressed. Factors that could cause actual results to differ materially from the outlook expressed or implied in any forward-looking statement include, without limitation: changes in economic and business conditions; changes in financial and operating performance of our major customers and industries and markets served by us; the timing of orders received from customers; the gain or loss of significant customers; competition from other manufacturers; changes in the demand for our products or the end-user markets in which our products are sold; limitations or prohibitions on the manufacture and sale of our products; availability of raw materials; increases in the cost of raw materials and energy, and our ability to pass through such increases to our customers; changes in our markets in general; fluctuations in foreign currencies; changes in laws and government regulation impacting our operations or our products; the occurrence of regulatory actions, proceedings, claims or litigation; the occurrence of cyber-security breaches, terrorist attacks, industrial accidents, natural disasters or climate change; the inability to maintain current levels of product or premises liability insurance or the denial of such coverage; political unrest affecting the global economy, including adverse effects from terrorism or hostilities; political instability affecting our manufacturing operations or joint ventures; changes in accounting standards; the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs; changes in the jurisdictional mix of our earnings and changes in tax laws and rates; changes in monetary policies, inflation or interest rates that may impact our ability to raise capital or increase our cost of funds, impact the performance of our pension fund investments and increase our pension expense and funding obligations; volatility and uncertainties in the debt and equity markets; technology or intellectual property infringement, including cyber-security breaches, and other innovation risks; decisions we may make in the future; the ability to successfully execute, operate and integrate acquisitions and divestitures; uncertainties as to the duration and impact of the coronavirus (COVID-19) pandemic; and the other factors detailed from time to time in the reports we file with the SEC, including those described under “Risk Factors” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this press release. We assume no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of Income
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Net sales	$738,845	$832,064
Cost of goods sold	496,827	548,578
Gross profit	242,018	283,486
Selling, general and administrative expenses	101,877	113,355
Research and development expenses	16,097	14,977
Operating profit	124,044	155,154
Interest and financing expenses	(16,885)	(12,586)
Other income, net	8,314	11,291
Income before income taxes and equity in net income of unconsolidated investments	115,473	153,859
Income tax expense	18,442	37,514
Income before equity in net income of unconsolidated investments	97,031	116,345
Equity in net income of unconsolidated investments (net of tax)	26,604	35,181
Net income	123,635	151,526
Net income attributable to noncontrolling interests	(16,431)	(17,957)
Net income attributable to Albemarle Corporation	$107,204	$133,569
Basic earnings per share	$1.01	$1.26
Diluted earnings per share	$1.01	$1.26

Weighted-average common shares outstanding – basic	106,227	105,799
Weighted-average common shares outstanding – diluted	106,512	106,356

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	March 31,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$553,228	$613,110
Trade accounts receivable	518,703	612,651
Other accounts receivable	73,765	67,551
Inventories	853,500	768,984
Other current assets	155,985	162,813
Total current assets	2,155,181	2,225,109
Property, plant and equipment	6,973,817	6,817,843
Less accumulated depreciation and amortization	1,947,848	1,908,370
Net property, plant and equipment	5,025,969	4,909,473
Investments	543,670	579,813
Other assets	219,202	213,061
Goodwill	1,559,055	1,578,785
Other intangibles, net of amortization	344,561	354,622
Total assets	$9,847,638	$9,860,863
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$573,075	$574,138
Accrued expenses	491,579	553,160
Current portion of long-term debt	35,615	187,336
Dividends payable	40,715	38,764
Current operating lease liability	23,826	23,137
Income taxes payable	28,116	32,461
Total current liabilities	1,192,926	1,408,996
Long-term debt	3,105,225	2,862,921
Postretirement benefits	50,673	50,899
Pension benefits	285,851	292,073
Other noncurrent liabilities	768,757	754,536
Deferred income taxes	402,681	397,858
Commitments and contingencies
Equity:
Albemarle Corporation shareholders’ equity:
Common stock	1,063	1,061
Additional paid-in capital	1,393,681	1,383,446
Accumulated other comprehensive loss	(526,489)	(395,735)
Retained earnings	3,009,749	2,943,478
Total Albemarle Corporation shareholders’ equity	3,878,004	3,932,250
Noncontrolling interests	163,521	161,330
Total equity	4,041,525	4,093,580
Total liabilities and equity	$9,847,638	$9,860,863

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Three Months Ended March 31,
	2020	2019
Cash and cash equivalents at beginning of year	$613,110	$555,320
Cash flows from operating activities:
Net income	123,635	151,526
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	53,694	49,283
Gain on sale of property	—	(11,079)
Stock-based compensation and other	2,501	5,556
Equity in net income of unconsolidated investments (net of tax)	(26,604)	(35,181)
Dividends received from unconsolidated investments and nonmarketable securities	—	3,034
Pension and postretirement (benefit) expense	(1,719)	578
Pension and postretirement contributions	(6,113)	(3,555)
Unrealized gain on investments in marketable securities	(627)	(476)
Deferred income taxes	4,790	7,580
Working capital changes	17,730	(122,939)
Other, net	(12,233)	10,589
Net cash provided by operating activities	155,054	54,916
Cash flows from investing activities:
Acquisitions, net of cash acquired	(22,572)	—
Capital expenditures	(214,529)	(216,132)
Proceeds from sale of property and equipment	—	10,356
Sales of marketable securities, net	2,589	1,090
Investments in equity and other corporate investments	(356)	(2,509)
Net cash used in investing activities	(234,868)	(207,195)
Cash flows from financing activities:
Proceeds from borrowings of credit agreements	250,000	—
Other (repayments) borrowings, net	(151,872)	118,223
Dividends paid to shareholders	(38,982)	(35,387)
Dividends paid to noncontrolling interests	(14,286)	—
Proceeds from exercise of stock options	10,195	2,676
Withholding taxes paid on stock-based compensation award distributions	(3,825)	(10,255)
Debt financing costs	(214)	—
Net cash provided by financing activities	51,016	75,257
Net effect of foreign exchange on cash and cash equivalents	(31,084)	(13,024)
Decrease in cash and cash equivalents	(59,882)	(90,046)
Cash and cash equivalents at end of period	$553,228	$465,274

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Net sales:
Lithium	$236,818	$291,886
Bromine Specialties	231,592	249,052
Catalysts	207,207	251,648
All Other	63,228	39,478
Total net sales	$738,845	$832,064

Adjusted EBITDA:
Lithium	$78,637	$115,616
Bromine Specialties	83,262	78,597
Catalysts	47,470	60,071
All Other	22,824	7,243
Corporate	(35,828)	(35,660)
Total adjusted EBITDA	$196,365	$225,867

See accompanying non-GAAP reconciliations below.

Additional Information

It should be noted that adjusted net income attributable to Albemarle Corporation, adjusted diluted earnings per share, non-operating pension and OPEB items per diluted share, non-recurring and other unusual items per diluted share, adjusted effective income tax rates, EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These non-GAAP measures should not be considered as alternatives to Net income attributable to Albemarle Corporation (“earnings”). These measures are presented here to provide additional useful measurements to review our operations, provide transparency to investors and enable period-to-period comparability of financial performance. The Company’s chief operating decision maker uses these measures to assess the ongoing performance of the Company and its segments, as well as for business and enterprise planning purposes.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP can be found on the following pages of this press release, which is also is available on Albemarle’s website at https://investors.albemarle.com. The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the Company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the Company's results calculated in accordance with GAAP.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(Unaudited)
See below for a reconciliation of adjusted net income attributable to Albemarle Corporation, EBITDA and adjusted EBITDA, the non-GAAP financial measures, to Net income attributable to Albemarle Corporation (“earnings”), the most directly comparable financial measure calculated and reported in accordance with GAAP. Adjusted earnings is defined as earnings before the non-recurring, other unusual and non-operating pension and OPEB items as listed below. EBITDA is defined as earnings before interest and financing expenses, income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA and the non-recurring, other unusual and non-operating pension and OPEB items as listed below.

	Three Months Ended
	March 31,
In thousands, except percentages and per share amounts	2020	2019
Net income attributable to Albemarle Corporation	$107,204	$133,569
Add back:
Non-operating pension and OPEB items (net of tax)	(2,311)	(569)
Non-recurring and other unusual items (net of tax)	1,493	(2,012)
Adjusted net income attributable to Albemarle Corporation	$106,386	$130,988

Adjusted diluted earnings per share	$1.00	$1.23

Weighted-average common shares outstanding – diluted	106,512	106,356

Net income attributable to Albemarle Corporation	$107,204	$133,569
Add back:
Interest and financing expenses	16,885	12,586
Income tax expense	18,442	37,514
Depreciation and amortization	53,694	49,283
EBITDA	196,225	232,952
Non-operating pension and OPEB items	(2,908)	(583)
Non-recurring and other unusual items	3,048	(6,502)
Adjusted EBITDA	$196,365	$225,867

Net sales	$738,845	$832,064
EBITDA margin	26.6%	28.0%
Adjusted EBITDA margin	26.6%	27.1%

See below for a reconciliation of adjusted EBITDA on a segment basis, the non-GAAP financial measure, to Net income attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reported in accordance with GAAP (in thousands, except percentages).

	Lithium	Bromine Specialties	Catalysts	Reportable Segments Total	All Other	Corporate	Consolidated Total	% of Net Sales
Three months ended March 31, 2020:
Net income (loss) attributable to Albemarle Corporation	$53,240	$71,665	$34,892	$159,797	$20,846	$(73,439)	$107,204	14.5%
Depreciation and amortization	25,397	11,597	12,578	49,572	1,978	2,144	53,694	7.3%
Non-recurring and other unusual items	—	—	—	—	—	3,048	3,048	0.4%
Interest and financing expenses	—	—	—	—	—	16,885	16,885	2.3%
Income tax expense	—	—	—	—	—	18,442	18,442	2.5%
Non-operating pension and OPEB items	—	—	—	—	—	(2,908)	(2,908)	(0.4)%
Adjusted EBITDA	$78,637	$83,262	$47,470	$209,369	$22,824	$(35,828)	$196,365	26.6%

Three months ended March 31, 2019:
Net income (loss) attributable to Albemarle Corporation	$93,169	$67,480	$47,859	$208,508	$5,206	$(80,145)	$133,569	16.1%
Depreciation and amortization	22,092	11,117	12,212	45,421	2,037	1,825	49,283	5.9%
Non-recurring and other unusual items	355	—	—	355	—	(6,857)	(6,502)	(0.8)%
Interest and financing expenses	—	—	—	—	—	12,586	12,586	1.5%
Income tax expense	—	—	—	—	—	37,514	37,514	4.5%
Non-operating pension and OPEB items	—	—	—	—	—	(583)	(583)	(0.1)%
Adjusted EBITDA	$115,616	$78,597	$60,071	$254,284	$7,243	$(35,660)	$225,867	27.1%

Non-operating pension and OPEB items, consisting of mark-to-market actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets, are not allocated to our operating segments and are included in the Corporate category. In addition, we believe that these components of pension cost are mainly driven by market performance, and we manage these separately from the operational performance of our businesses. In accordance with GAAP, these non-operating pension and OPEB items are included in Other income, net. Non-operating pension and OPEB items were as follows (in thousands):

	Three Months Ended
	March 31,
	2020	2019
Interest cost	$7,155	$8,869
Expected return on assets	(10,063)	(9,452)
Total	$(2,908)	$(583)

In addition to the non-operating pension and OPEB items disclosed above, we have identified certain other items and excluded them from our adjusted net income calculation for the periods presented. A listing of these items, as well as a detailed description of each follows below (per diluted share):

	Three Months Ended
	March 31,
	2020	2019
Restructuring and other(1)	$0.01	$—
Acquisition and integration related costs(2)	0.02	0.04
Gain on sale of property(3)	—	(0.08)
Other(4)	(0.01)	(0.01)
Discrete tax items(5)	(0.01)	0.03
Total non-recurring and other unusual items	$0.01	$(0.02)

(1)Included in Cost of goods sold, Selling, general and administrative expenses and Net income attributable to noncontrolling interest for the three months ended March 31, 2020 is $0.7 million, $1.5 million and a $0.3 million gain ($1.5 million after income taxes, or $0.01 per share), respectively, related to severance payments as part of a business reorganization plan.

(2)Acquisition and integration related costs included in Selling, general and administrative expenses for the three months ended March 31, 2020 and 2019 of $3.0 million and $5.3 million ($2.3 million and $4.1 million after income taxes, or $0.02 and $0.04 per share), respectively, related to various significant projects including the Wodgina mine acquisition.

(3)Included in Other income, net, for the three months ended March 31, 2019 is a gain of $11.1 million ($8.5 million after income taxes, or $0.08 per share) related to the sale of land in Pasadena, Texas not used as part of our operations.

(4)Other adjustments for the three months ended March 31, 2020 included amounts recorded in:
•Other income, net - $2.6 million gain resulting from the settlement of a legal matter related to a business sold, partially offset by a $0.8 million loss resulting from the adjustment of indemnifications related to previously disposed businesses.
        After income taxes, this net gain totaled $1.2 million, or $0.01 per share.

Other adjustments for the three months ended March 31, 2019 included amounts recorded in:
•Cost of goods sold - $0.4 million related to non-routine labor and compensation related costs in Chile that are outside normal compensation arrangements.
•Selling, general and administrative expenses - $0.5 million related to severance payments as part of a business reorganization plan.
•Other income, net - $1.6 million of a net gain resulting from the revision of indemnifications and other liabilities related to previously disposed businesses.
        After income taxes, this net gain totaled $0.8 million, or $0.01 per share.

(5) Included in Income tax expense for the three months ended March 31, 2020 are discrete net tax benefits of $1.1 million, or $0.01 per share. This net benefit is primarily related to excess tax benefits realized from stock-based compensation arrangements.

Included in Income tax expense for the three months ended March 31, 2019 are discrete net tax expenses of $3.2 million, or $0.03 per share, primarily related to expenses for uncertain tax positions and foreign return to accrual adjustments, partially offset by a benefit for excess tax benefits realized from stock-based compensation arrangements.

See below for a reconciliation of the adjusted effective income tax rate, the non-GAAP financial measure, to the effective income tax rate, the most directly comparable financial measure calculated and reported in accordance with GAAP (in thousands, except percentages).

	Income before income taxes and equity in net income of unconsolidated investments	Income tax expense	Effective income tax rate
Three months ended March 31, 2020:
As reported	$115,473	$18,442	16.0%
Non-recurring, other unusual and non-operating pension and OPEB items	461	958
As adjusted	$115,934	$19,400	16.7%

Three months ended March 31, 2019:
As reported	$153,859	$37,514	24.4%
Non-recurring, other unusual and non-operating pension and OPEB items	(7,085)	(4,504)
As adjusted	$146,774	$33,010	22.5%